^
                          	 Diamond Hill
                                 ------------
                                 Investments


FOR IMMEDIATE RELEASE:
					Investor Contact:
					James F. Laird-Chief Financial Officer
					614-255-3353 (jlaird@diamond-hill.com)

DIAMOND HILL INVESTMENT GROUP, INC.
REPORTS 2008 FINANCIAL RESULTS

	Columbus, Ohio - February 27, 2009 - Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today reported results for the year ended December 31, 2008. Assets under management increased by 2% to $4.5 billion compared to $4.4 billion at the end of 2007 while revenue of $47.0 million for the year increased by 14% compared to 2007. Net income for the year was $3.3 million or $1.36 per diluted share down 67% compared to $9.9 million or $4.39 per diluted share in 2007. Operating income for 2008 was $13.7 million down 2% from 2007. The primary reason for the significant decline in net income was an $8.2 million investment loss on the company's investment portfolio which was mostly invested in the funds that the company manages. Revenue for the fourth quarter was $10.4 million down 5% from 2007. The company had a net loss of $1.7 million in the fourth quarter of 2008 compared to net income of $2.9 million in 2007. The fourth quarter loss was mostly the result of a $4.2 million investment loss.

Ric Dillon, president and chief investment officer stated, "Our primary goal is to fulfill our fiduciary responsibility to our clients by achieving excellent long-term investment returns. We define long term as five years and by that measure our strategies have generally delivered strong relative returns for clients. As financial markets in 2008 experienced devastating negative returns, our absolute investment results in 2008 were likewise impacted. Nevertheless, our long-term results remain our focus, and delivering excellent investment results for our clients will generate growth for our business and attract new clients and additional investments for us to manage."

Jim Laird, chief financial officer noted, "Despite very challenging market conditions, in 2008 new client investments, net of withdrawals, totaled $1.98 billion, compared to $602 million in 2007. $1.3 billion in net new investments came into our mutual funds, $800 million came into institutional separate accounts and our private investment funds experienced $160 million in net outflows. We continue our focus on distributing our mutual funds into the RIA and broker dealer channels and we added resources during 2008 to expand our relationships in the institutional consultant community."

Cash and Investment Portfolio - the company had $33 million in cash and investments at the end of 2008, down from $46 million at the beginning of the year. The decline was largely due to the special $10.00 per share dividend paid in the fourth quarter which totaled $24.4 million offset by cash generated through operations.

Special Dividend - the company announced that the $10.00 per share dividend paid on October 31, 2008 is 100% return of capital. Shareholders should consult a tax professional to determine how this classification may impact their particular situation.

2009 Annual Meeting of Shareholders - Diamond Hill announced that the 2009 Annual Shareholder meeting will be held May 21, 2009 at 2:00 pm Eastern Time along with an investor conference call.


			Summary of Results of Operations
		    (in thousands, except per share figures)

					     Three months ended December 31,
					  2008             2007		Change
Revenues:
    Investment advisory		       $  9,020	        $  9,185 	  (2%)
    Performance incentive		      -              169        (100%)
    Mutual fund administration, net	  1,352		   1,529         (12%)
    Total Revenue		       $ 10,372         $ 10,883          (5%)

Operating Expenses			  8,447		   6,847	  23%
Net Operating Income 			  1,925            4,036         (52%)

    Investment Return			 (4,180)	     175          n.m.

Net Income Before Taxes			 (2,255)           4,211	  n.m.
Net Income 			       $ (1,713)        $  2,876	  n.m.

Earnings per share (diluted)	       $  (0.70)	$   1.23	  n.m.
Assets Under Management (period end) $4,510,000       $4,403,000	   2%
New client investments,
   net of withdrawals 	               $ 23,000         $ 30,000 	 (23%)


					        Year ended December 31,
					  2008             2007		Change
Revenues:
    Investment advisory		       $ 40,486	        $ 35,165          15%
    Performance incentive		    379              174         118%
    Mutual fund administration, net	  6,154		   5,969           3%
    Total Revenue		       $ 47,019         $ 41,308	  14%

Operating Expenses			 33,290		  27,230	  22%
Net Operating Income 			 13,729           14,078          (2%)

    Investment Return			 (8,205)	     909          n.m.

Net Income Before Taxes			  5,524           14,987	 (63%)
Net Income 			       $  3,276 	$  9,932	 (67%)

Earnings per share (diluted)	       $   1.36		$   4.39	 (69%)
Assets Under Management (period end) $4,510,000       $4,403,000	   2%
New client investments,
   net of withdrawals 	             $1,977,000       $  602,000 	 228%



			Selected Balance Sheet Data
				(in thousands)
					      	       December 31,
						  2008             2007
Assets
    Cash equivalents and investment portfolio	$ 32,974	$ 45,819
    Accounts receivable				   5,340	   5,694
    Income tax receivable			   2,335	       -
    Deferred tax asset				   1,989	       -
    Other assets				   1,902           1,771
    Total assets				$ 44,540	$ 53,284

Liabilities					  14,294	  13,976

Total shareholders' equity			  30,246          39,308

Total liabilities and shareholders' equity	$ 44,540	$ 53,284

Outstanding shares				   2,447	   2,244


About Diamond Hill:
Diamond Hill provides investment management services to institutions and financial intermediaries seeking to preserve and build wealth. The firm currently manages mutual funds, separate accounts and private investment funds. For more information on Diamond Hill, visit www.diamond-hill.com.


Throughout this press release, the Company may make forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to such matters as growth of the Company's business, corporate objectives, prospects for achieving the critical threshold of assets under management, operating margins, economic trends (including interest rates and market volatility), intrinsic value of the Company's shares and similar matters. The words "believe," "expect," "anticipate," "estimate," "should," "could," "goal" and similar expressions identify forward-looking statements that speak only as of the date thereof. While the Company believes that the assumptions underlying its forward-looking statements are reasonable, investors are cautioned that any of the assumptions could prove to be inaccurate and accordingly, the actual results and experiences of the Company could differ materially from the anticipated results or other expectations expressed by the Company in its forward-looking statements. Factors that could cause such actual results or experiences to differ from results discussed in the forward-looking statements include, but are not limited to: the adverse effect from a decline in the securities markets; a decline in the performance of the Company's products; changes in interest rates; a general downturn in the economy; changes in government policy and regulation, including monetary policy; changes in the Company's ability to attract or retain key employees; unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations; and other risks identified from time-to-time in the Company's other public documents on file with the SEC.


					###

            325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363